Exhibit 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   July 22, 2021

ACME UNITED REPORTS 16% NET INCOME INCREASE AND 2% EPS INCREASE FOR SECOND QUARTER OF 2021

SHELTON, CT – July 22, 2021 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended June 30, 2021 were $44.8 million compared to $44.0 million in the second quarter of 2020, an increase of 2%. Net sales for the six months ended June 30, 2021 were $88.4 million, compared to $79.8 million in the same period in 2020, an increase of 11%.

Net income (excluding the impact of the forgiveness of the Company’s Paycheck Protection Program (“PPP”) loan) was $3,723,000 or $0.94 per diluted share for the quarter ended June 30, 2021 compared to $3,199,000, or $0.92 per diluted share, for the comparable period last year, an increase of 16% in net income and 2% in diluted earnings per share.  Net income (excluding the impact of the PPP loan forgiveness) for the six months ended June 30, 2021 was $5,769,000, or $1.46 per diluted share, compared to $4,476,000, or $1.28 per diluted share, in last year’s same period, increases of 29% and 14%, respectively.

On June 9, 2021 the Company’s PPP loan of $3.5 million was fully forgiven by the Small Business Administration (SBA), and that amount was remitted by the SBA to the company’s lender, HSBC Bank USA, NA.  Net income for the second quarter including the loan forgiveness was $7.2 million, or $1.82 per diluted share. Net income for the six months ended June 30, 2021 including the loan forgiveness was $9.3 million, or $2.34 per diluted share.

Chairman and CEO Walter C. Johnsen said, “Our performance in the second quarter was impacted by interruptions in our operations as we installed a new warehouse management system at our main U.S. distribution facility in North Carolina. As planned, we did not ship for the first 10 days of the quarter.  We finished the quarter with approximately $5 million of unfilled orders at the site. We are now shipping at more normal levels and are addressing the backorders.  New orders continue to be strong and our new warehouse management system will enable us to fulfill them more quickly and efficiently.”

For the second quarter of 2021, net sales in the U.S. segment decreased 4% compared to the same period in 2020 due to the delayed shipments as the Company’s new warehouse management system was installed. For the six months ended June 30, 2021, net sales in the U.S. segment increased 6% compared to the same period in 2020. The growth was primarily attributable to strong sales of first aid and safety products.

European net sales for the second quarter of 2021 increased 26% in U.S. dollars and 16% in local currency compared to the second quarter of 2020, mainly due to re-opening of offices and growth in the e-commerce channel across all product lines. Net sales for the six months ended June 30, 2021 increased 34% in U.S. dollars and 23% in local currency compared to the first half of 2020, mainly due to sales growth in the ecommerce channel across all product lines and continued growth of DMT sharpening products.

Net sales in Canada for the second quarter of 2021 increased 68% in U.S. dollars and 49% in local currency compared to the same period in 2020, due to higher sales of First Aid Central products, principally in the e-commerce channel as well as increased sales of school and office products compared to the COVID-19 lockdowns in the second quarter of 2020. Net sales for the six months ended June 30, 2021 increased 53% in U.S. dollars and 40% in local currency compared to the first half of 2020.

Gross margin was 36% in the second quarter of 2021 versus 36.5% in the comparable period last year.  Gross margin was 36% for the six months ended June 30, 2021, compared to 37% for the same period of 2020.

The second quarter tax expense included a $0.9 million tax credit for stock-based compensation.

The Company’s bank debt less cash on June 30, 2021 was $39.4 million compared to

$37.3 million on June 30, 2020.  During the twelve-month period ended June 30, 2021, the Company paid approximately $9.3 million for the acquisition of the assets of Med-Nap LLC., distributed $1.7 million in dividends on its common stock, generated $3.6 million in free cash flow, and received forgiveness for the PPP loan of $3.5 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, July 22, 2021, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-353-6461. International callers may dial 334-323-0501. The confirmation code is 8518704.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, and Med-Nap. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including the impact that the global COVID-19 pandemic has had and will continue to have on the Company’s business, operations and financial results.  These include, the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic including through any new variant strains of the underlying virus; the effectiveness and availability of vaccines; the duration and scope of pandemic-related government orders and restrictions on commercial and other activities, including retail store, office, school and restaurant closures; the duration and scope of the Company’s actions to maintain employee health at our offices, production facilities and distribution centers; the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; the pace of recovery when an effective vaccine is widely available or when the pandemic otherwise subsides and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to the on-going world-wide economic downturn, and potential disruptions in our supply chain, any of which could adversely impact the Company’s ability to manufacture, source or distribute it products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits, including COVID-19 related changes; (iv) the impact of competition; (v) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (vi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including additional inventory acquired to respond to COVID-19 related uncertainties; (viii) currency fluctuations; (ix) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

#    #    #

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2021

(Unaudited)

Amounts in 000's except per share data	Three Months Ended June30, 2021	Three Months Ended June 30, 2020
Net sales	$44,847	$44,042
Cost of goods sold	28,694	27,989
Gross profit	16,153	16,053
Selling, general, and administrative expenses	12,364	11,670
Operating income	3,789	4,383
Interest expense	(226)	(245)
Interest income	4	11
Interest expense, net	(222)	(234)
PPP Loan forgiveness	3,508	—
Other (expense) income , net	(68)	1
Total other income (expense), net	3,440	(233)
Income before income tax expense	7,007	4,150
Income tax (benefit) expense	(224)	951
Net income	$7,231	$3,199
Shares outstanding - Basic	3,347	3,349
Shares outstanding - Diluted	3,964	3,482
Earnings per share - Basic	2.16	0.96
Earnings per share - Diluted	1.82	0.92
Reconciliation to reported Net Income (GAAP)
Net income as reported (GAAP)	7,231	3,199
PPP Loan Forgiveness	(3,508)	—
Net income as adjusted	3,723	3,199
Earnings per share beforePPP Loan forgiveness - Basic	$1.11	$0.96
Earnings per share before PPP Loan forgiveness - Diluted	0.94	0.92

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2021 (cont.)

(Unaudited)

Amounts in 000's except per share data	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net sales	$88,372	$79,817
Cost of goods sold	56,632	50,234
Gross profit	31,740	29,583
Selling, general, and administrative expenses	24,983	23,191
Operating income	6,757	6,392
Interest expense	(452)	(568)
Interest income	9	14
Interest expense, net	(443)	(554)
PPP Loan forgiveness	3,508	—
Other expense, net	(145)	(36)
Total other income (expense), net	3,363	(591)
Income before income tax expense	9,677	5,802
Income tax expense	400	1,326
Net income	$9,277	$4,476
Shares outstanding - Basic	3,409	3,344
Shares outstanding - Diluted	3,960	3,499
Earnings per share - Basic	$2.72	$1.34
Earnings per share - Diluted	2.34	1.28

Reconciliation to reported Net Income (GAAP)
Net income as reported (GAAP)	9,277	4,476
PPP Loan Forgiveness	(3,508)	—
Net income as adjusted	5,769	4,476
Earnings per share before PPP Loan forgiveness - Basic	$1.69	$1.34
Earnings per share before PPP Loan forgiveness - Diluted	1.46	1.28

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SECOND QUARTER REPORT 2021

(Unaudited)

Amounts in 000's	June 30, 2021	June 30, 202
Assets:
Current assets:
Cash and cash equivalents	$3,240	$5,239
Accounts receivable, net	36,270	33,720
Inventories	48,691	44,311
Prepaid expenses and other current assets	2,233	2,438
Total current assets	90,434	85,708
Property, plant and equipment, net	22,408	14,277
Operating lease right of use asset	3,476	2,438
Intangible assets, less accumulated amortization	18,019	16,376
Goodwill	4,800	4,696
Other assets	1	41
Total assets	$139,138	$123,536

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$8,021	$8,733
Operating lease liability - short term	919	933
Mortgage payable - short term	267	267
Other accrued liabilities	10,374	10,680
Total current liabilities	19,581	20,613
Long term debt	39,550	35,742
Note payable	—	3,508
Mortgage payable - long term	2,952	3,044
Operating lease liability - long term	2,589	1,573
Other non-current liabilities	14	49
Total liabilities	64,686	64,529
Total stockholders' equity	74,452	59,007
Total liabilities and stockholders' equity	$139,138	$123,536